Exhibit 99.2

Philip Morris International Inc.
2017 Fourth-Quarter and Full-Year Results Conference Call
February 8, 2018

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2017 fourth-quarter and full-year results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

During our call today, please note the following unless otherwise stated. First, we will be talking about results for the fourth quarter and full-year 2017, and comparing them to the same period in 2016. Second, references to total industry, total market, PMI volume and PMI market share performance reflect cigarettes and heated tobacco units.

A glossary of terms, adjustments and other calculations, as well as reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-risk products, or “RRPs,” is the term we use to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce André Calantzopoulos, our Chief Executive Officer. Martin King, our Chief Financial Officer, will join André for the question and answer period.

André.

ANDRÉ CALANTZOPOULOS

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

Before I get into a discussion of our 2017 results, let me share my thoughts on last month's Tobacco Product Scientific Advisory Committee (TPSAC) meeting in the U.S., which I recognize is top of mind for investors. For reference, we have posted our full presentation to the Committee on www.pmiscience.com.

The meeting was part of the U.S. Food & Drug Administration’s (FDA) review of PMI’s request to commercialize IQOS in the U.S. as a Modified Risk Tobacco Product (MRTP).

To advise the FDA on PMI’s applications, the Committee covered a wide range of scientific, technical, and consumer-communications topics. It raised questions and probed the likelihood and magnitude of potential benefits, as well as how best to address possible unintended use.

We believe the Committee’s interactions with presenters and its discussion reflected respect for the integrity of our scientific data and our commitment to bring IQOS to the U.S. Although the Committee did not agree with some of the specific language related to consumer communications, it confirmed that the evidence supported the statement that switching completely to IQOS significantly reduces exposure to harmful chemicals.

The meeting with TPSAC was just one step in a broader, on-going review of our MRTP applications by the FDA, and the recommendations and votes of the Committee, while important, are advisory. In order to make a final decision, the FDA will now consider the topics discussed at the meeting, including public comments, along with the totality of the evidence we submitted and additional information we had already planned to submit.

In the immediate future, we look forward to working with the FDA to clarify any outstanding points, while recognizing that some questions can only be realistically answered in a post-market scenario. In this regard, in 2018 we will complete an exposure response study designed to measure clinical risk markers in adult smokers who switch to IQOS over a 12-month period. The results of the first six-month term were received at the end of 2017, and the related report is under preparation. We expect to submit the report to the FDA in May.

Separately, PMI has submitted a Pre-Market Tobacco Application (PMTA) to the FDA which, if granted, will permit the commercialization of IQOS in the U.S. without modified risk messages. This application was not before the Committee as it follows a parallel regulatory pathway.

Finally, I am deeply grateful to my colleagues for their exceptional work on our applications to the FDA and for the presentations last month. Our science and the commitment of our people give me confidence in achieving our vision of a smoke-free future. I would also like to thank the FDA for the time that it invested to review our application, as well as the many members of the public who took the time to provide thoughtful comments.

(SLIDE 5.)

Turning to 2017, it was a landmark year for PMI, reflecting:

•	Better-than-anticipated performance of our flagship smoke-free product, IQOS, which drove a positive annual profit contribution from our RRP portfolio for the first time;

•
Encouraging early feedback from a range of government agencies and advisory committees regarding the scientific substantiation of IQOS, including a growing recognition of a risk continuum for tobacco and other nicotine-containing products;

•	The accumulation of valuable learnings that are driving organizational changes to support, and accelerate, our smoke-free ambitions; and

•	Our highest annual net revenue growth, excluding currency and acquisitions, since becoming a public company in 2008.

(SLIDE 6.)

Full-year net revenues increased by 9.4%, excluding currency, driven by higher heated tobacco unit volume and IQOS device sales across all IQOS launch markets. This reflects a favorable volume/mix variance of $1.1 billion, our best-ever performance on this measure. RRP net revenues reached $3.6 billion, or 12.7% of total net revenues, of which IQOS devices and accessories accounted for approximately $0.9 billion.

Net revenue growth also reflected favorable pricing for our combustible tobacco portfolio, partly offset by the growth in RRP allowances, which resulted in a total pricing variance equivalent to 5.2% of prior year net revenues, despite essentially no net pricing in Russia.

(SLIDE 7.)

Adjusted OCI increased by 7.4%, excluding currency, driven by higher net revenues, partly offset by the adverse impact of higher sales of IQOS devices and increased investment to support the commercialization of IQOS. Consequently, our adjusted OCI margin decreased by 0.8 points to 41.0%, excluding currency.

(SLIDE 8.)

As outlined in today's press release, our reported diluted EPS were impacted by tax items primarily related to the enactment of the U.S. Tax Cuts and Jobs Act.

Excluding these tax items and an unfavorable currency impact of 21 cents, our adjusted diluted EPS increased by 10.0%.

The negative currency impact was four cents higher than we had assumed in our previous forecast in October, notably due to the Euro and Japanese Yen.

(SLIDE 9.)

Operating cash flow reached $8.9 billion, an increase of 10.3%, or 5.5%, excluding currency.

Capital expenditures increased by $376 million to reach $1.5 billion, reflecting higher investment behind heated tobacco unit production.

(SLIDE 10.)

These strong currency-neutral financial results were achieved despite a 2.7% decline in our combined cigarette and heated tobacco unit shipment volume.

The volume decline was principally due to lower cigarette industry volume, notably in Indonesia, the Philippines, Russia and Saudi Arabia, partly offset by strong growth in heated tobacco unit volume, particularly in Japan.

The sequential improvement in our quarterly volume performance continued in the fourth quarter, with heated tobacco unit growth driving a total shipment volume increase of 3.8%, or 1.4%, excluding inventory movements.

For the year, heated tobacco unit shipment volume nearly quintupled to reach 36.2 billion.

(SLIDE 11.)

The sequential growth in our total international market share, excluding China and the U.S., also continued in the fourth quarter. Since the first quarter, our quarterly share for heated tobacco units and cigarettes increased by 0.7 and 1.1 points, respectively.

(SLIDE 12.)

For the full year, our total international share was essentially stable. Lower share from our below-premium cigarette brands -- notably in Indonesia and Russia -- was almost entirely offset by the growth of our premium products, led by HeatSticks and HEETS.

Within the below premium segment, we continued to strengthen our portfolio through brand consolidation in 2017, with the morphing of local brands into international brands such as Chesterfield and Philip Morris, which gained 0.3 and 0.5 share points, respectively.

(SLIDE 13.)

Marlboro's cigarette share was up slightly, a notable achievement given the disproportionate impact of out-switching to our heated tobacco products in IQOS launch markets.

The brand's cigarette share increased in the Asia and EEMA Regions, reflecting robust growth in the Philippines and across markets in North Africa, such as Algeria and Egypt.

(SLIDE 14.)

I will now discuss a few of our key geographies, beginning with the EU Region.

Total industry volume for cigarettes and heated tobacco units declined by 1.9% in 2017, slightly better than our forecast decline range of 2% to 3%. The relatively modest decrease in industry volume largely reflected the improving economic environment across most markets.

Our total Regional market share in 2017 was stable, reflecting a gain from HEETS -- which reached a share of 0.3% for the year and 0.6% in the fourth quarter -- offset by the decline of our cigarette brand portfolio. Among the largest EU markets by industry volume, we gained total share notably in France and Poland, driven by higher share for Marlboro and Chesterfield, respectively. Share declined in Spain, mainly due to Marlboro's passing of the round five Euro per pack price point in the vending channel at the end of 2016. The share performance in Italy is also worth mentioning. While down for the full year, the favorable sequential share progression continued in the fourth quarter, led by HEETS.

Currency-neutral adjusted OCI declined by 4.4% in 2017, mainly due to unfavorable volume/mix and higher investments behind the commercialization of IQOS. Fourth-quarter adjusted OCI increased by 6.1%, excluding currency, supported by higher heated tobacco unit shipments. During the quarter, we observed an acceleration in HEETS share growth in IQOS markets across the Region, which I will cover later in my remarks.

(SLIDE 15.)

Turning now to EEMA, our 2017 results for the Region were significantly impacted by two markets: Russia and Saudi Arabia.

In Russia, total industry volume declined by 7.2%, primarily due to the impact of excise tax-driven price increases coupled with higher illicit trade.

Despite continued down-trading, our cigarette share was essentially stable, reflecting growth for Philip Morris -- net of portfolio consolidation -- offset by declines for Chesterfield, L&M, Next and Next/Dubliss.

Net pricing -- i.e., pricing above the excise tax increase -- was a significant challenge due to the competitive environment. Consequently, we were unable to offset the financial impact of our volume decline, which was essentially market driven.

For 2018, the excise tax increase is scheduled to take effect in July rather than January, as in the past. The weighted-average total excise tax pass-on for the industry is approximately five Rubles per pack, compared to 13 last year.

We are optimistic that we will return to profit growth in Russia this year.

(SLIDE 16.)

In Saudi Arabia, the excise tax-driven price increase in June 2017, which resulted in the doubling of retail selling prices, drove a cigarette industry volume decline of approximately 28% in the second half and 17% for the year. The volume decline primarily reflected a reduction in adult smokers' average daily cigarette consumption, coupled with a surge in the consumption of illicit products.

The structure of the excise tax increase resulted in the widening of price gaps and led to significant down-trading to low-price brands. This can be seen in our quarterly share performance, with sequential declines in the third and fourth quarters for premium Marlboro and mid-price L&M, partly offset by gains for low-price Chesterfield.

These factors weighed heavily on our profit in the market during the second half of 2017, and we expect continued pressure in 2018, particularly during the first half.

Moreover, the other five GCC countries are in various stages of introducing a similar excise tax increase, with the UAE having already done so in the fourth quarter of 2017. As a result, we anticipate considerable volume and profit pressure across the area this year. For reference, Saudi Arabia and the UAE accounted for approximately 60% and 20%, respectively, of the GCC's cigarette industry volume prior to the 2017 tax increases.

(SLIDE 17.)

In Japan, the spectacular performance of IQOS drove our results in 2017.

Total shipment volume increased by nearly 30%, driven by the strong growth in HeatSticks demand and the increase in HeatSticks inventory levels. Excluding estimated inventory movements, total shipment volume increased by 13.1%.

The favorable inventory movements primarily reflected:

•	the increasing demand for HeatSticks, which we expect to grow further in the first quarter following a planned lifting of the restriction on IQOS device sales;

•	the establishment of appropriate distributor inventory levels of heated tobacco units, given the current high dependence on a single manufacturing center; and

•	the transition from air to sea freight of heated tobacco unit shipments, largely completed in the fourth quarter of 2017.

Our total market share increased by 5.0 points to reach 32.1%, with HeatSticks share up by 7.9 points to 10.8%. In the fourth quarter, HeatSticks share grew by 9.0 points to 13.9%, and reached 14.1% for the month of December.

Total industry volume decreased by 4.2% for the full year, broadly consistent with the secular decline range for cigarettes prior to the introduction of IQOS.

(SLIDE 18.)

In Indonesia, the economic environment showed signs of recovery toward the end of 2017, though consumer spending remained soft. Against this backdrop, full-year cigarette industry volume declined by an estimated 2.6%, compared to our forecast of approximately 3%.

The shift of industry volume into the machine-made kretek segment continued in 2017. Share for Marlboro Filter Black increased by 1.4 points, driving overall share growth for the brand.

While our cigarette share declined by 0.4 points to 33.0% for the year, we essentially recorded stable sequential share at that level across all four quarters.

The 2018 excise tax took effect on January 1st, resulting in a weighted-average excise tax increase of 10.8% industry-wide, compared to 10.3% last year. This included a reduction in the number of excise tax tiers, and we are encouraged by the government's road map to further reduce the number of tax tiers over the coming years.

(SLIDE 19.)

In the Philippines, higher pricing across our portfolio drove further profit growth in 2017.

Price increases at the bottom of the market, in particular, resulted in the narrowing of price gaps between Marlboro and lower-priced brands. This contributed to the brand's strong performance, with share up by 4.6 points to 33.0%.

While our total cigarette share declined by 3.7 points in 2017, we recorded strong sequential share growth beginning in the second quarter.

Full-year cigarette industry volume declined by 5.6%, mainly due to the impact of excise tax-driven price increases on lower-priced brands. In fact, volume in the premium price segment -- which is essentially Marlboro -- increased.

As a reminder, the first step of the revised cigarette excise tax increase for 2018 took effect on January 1st, with the second step scheduled for July 1st. The industry weighted-average total increase is expected to be in line with the increase of approximately 14% last year. Importantly, while the increase is higher than the government's original plan, the single-tier specific tax structure remains unchanged.

Heading into 2018, we believe that we have finally turned the page on the multiple challenges that we faced in recent years and are very optimistic about the outlook for this important market.

(SLIDE 20.)

Turning to the Latin America & Canada Region, cigarette industry volume declined by 3.8% in 2017, mainly due to the impact of retail price increases in Brazil and Canada.

Despite the cigarette industry volume decline and essentially stable Regional share, we recorded very strong currency-neutral adjusted OCI growth, driven by higher pricing, notably in Argentina, Canada and Mexico.

(SLIDE 21.)

To close on 2017, I will cover in more detail the strong momentum of IQOS across geographies, beginning with Japan.

As seen on this slide, HeatSticks recorded strong sequential quarterly share growth throughout the year, despite capacity limitations -- first related to HeatSticks, and then on IQOS devices -- as well as the increased availability of competitors' heated tobacco products.

We thus begin 2018 in excellent shape, with the supply of HeatSticks no longer an issue, the shipment of HeatSticks now shifted from air to lower-cost sea freight, and the capacity limits on IQOS devices behind us as of this month.

(SLIDE 22.)

While the presence of competition in the heated tobacco category at the national level in Japan remains in the early stages, the Sendai prefecture offers insight into a competitive environment where multiple established heated tobacco products are present.

In this environment, IQOS is performing very well, as illustrated by consumer offtake data. During the fourth quarter, HeatSticks weekly offtake share increased by 1.4 points to 19.9% while also growing PMI's share of the total heated tobacco category by 4.4 points to 67.3%.

(SLIDE 23.)

In Korea, IQOS continues to perform exceptionally. Fourth-quarter market share of HEETS more than doubled sequentially to 5.5%, reflecting growth in existing launch areas coupled with the impact of national distribution expansion.

(SLIDE 24.)

Outside Asia, we recorded strong market share growth for HEETS in the fourth quarter, with notable accelerations compared to the prior quarter across many markets. We believe that these share gains primarily reflect our relentless focus on building quality awareness, improving commercial execution and continuously applying our learnings across markets.

Building adult smoker comprehension of the heated tobacco category generally, and IQOS specifically, is key to the product's success. The ability to do so is very dependent on the regulatory restrictions in place in a given market, particularly with regard to adult smoker communication. This in turn impacts the speed at which we are able to grow IQOS. Italy is a good example of a market that has required a relatively longer time period to gain traction. In this regard, we are very pleased by Italy's share growth acceleration in the fourth quarter, which provides evidence that our efforts to build the category are bearing fruit.

(SLIDE 25.)

The favorable fourth-quarter share progression is also visible in our focus area offtake shares in markets where our launch of IQOS remains more targeted geographically. The performances in the Czech Republic and Slovakia, where IQOS was only launched during the third quarter of 2017, were particularly impressive, with focus area offtake shares already reaching 1.8% and 1.6%, respectively.

(SLIDE 26.)

Turning now to 2018, our reported diluted EPS guidance for the year, at prevailing exchange rates, is a range of $5.20 to $5.35, versus $3.88 in 2017, and includes a favorable currency impact of approximately 16 cents. This guidance represents a growth rate, excluding currency, of approximately 7% to 10% compared to our adjusted diluted EPS of $4.72 in 2017.

This forecast assumes currency-neutral net revenue growth of over 8%, driven by RRPs. The robust growth is underpinned by sizable up-front investments that -- while having an adverse impact on our near-term profit outlook -- reflect our growing optimism for the RRP category broadly, and IQOS, in particular.

The incremental RRP spending in 2018 -- net of lower spending on our combustible portfolio -- is projected to be approximately $600 million, excluding currency. This equates to a drag of approximately six points on our projected EPS growth compared to adjusted diluted EPS of $4.72 in 2017. The incremental spending comes on top of introductory discounts on IQOS devices to accelerate adult smoker switching.

We plan to provide further detail on consumer acquisition, commercial deployment and the economic model for IQOS during our presentation at the CAGNY conference on February 21st.

(SLIDE 27.)

The 16 cents of favorable currency, at prevailing exchange rates, included in our 2018 guidance is driven primarily by the Euro, Russian Ruble and Japanese Yen.

We have currently hedged approximately 50% of our 2018 forecast sales to Japan, which, at prevailing exchange rates, translates to an effective rate of 110 Yen to the Dollar, versus 111 Yen in 2017.

This is the first time since 2011 that we enter the new year with guidance that reflects a positive currency impact. While we are encouraged by this development, we should caution that spot exchange rates remain volatile.

(SLIDE 28.)

We are aware that investors would appreciate increased clarity on the phasing of our full-year results. While we don't provide quarterly guidance, I do believe that it is appropriate for us -- in this instance -- to share additional visibility on our expected first-quarter 2018 results.

Despite strong anticipated currency-neutral net revenue growth in the first quarter, we expect reported diluted EPS of approximately $0.87, at prevailing exchange rates, including approximately three cents of favorable currency.

Our results in the quarter will reflect unfavorable comparisons versus the first quarter of 2017, primarily related to:

•	the impact of the excise tax-driven cigarette industry volume decline and related down-trading in the GCC, principally Saudi Arabia;

•	higher RRP investments, primarily in the EU Region; and

•	our 2018 contribution of $80 million to the Foundation for a Smoke-Free World, which is fully expensed in the first quarter.

(SLIDE 29.)

In addition, given the heightened interest around the recent corporate tax reform in the U.S., I will provide a general overview of the related impact on our estimated effective tax rate in 2018. I must begin with the caveat, however, that our estimate reflects our current capital structure, as well as our current interpretation of the new tax law, which may change as implementing regulations and clarifications become available.

For 2018, we expect an effective tax rate of approximately 28%. The difference between this rate and the 21% statutory rate under the new law, reflects the fact that PMI operates in markets outside of the U.S. and is driven by three main factors: foreign tax rate differences, the non-deductibility of interest expense and the partial disallowance of foreign tax credits related to the application of the rules for global intangible low-taxed income.

It is important to note that, under the new territorial-based system, we may face greater variability in our effective tax rate going forward, largely reflecting any changes in earnings mix by taxing jurisdiction.

(SLIDE 30.)

With regard to the impact of tax reform on our shareholder return priorities, we remain committed to restoring, over time, our leverage multiples to the ranges associated with our single-A credit rating. Importantly, the new tax law provides us with greater flexibility on cash repatriation.

We are targeting operating cash flow of over $9.0 billion in 2018. This is above last year's level, despite our initial payment of approximately $130 million related to the repatriation tax on our unremitted earnings under the new tax law. We plan to use this cash flow primarily for capital expenditures to support the growth of our business, and for dividends, at the Board’s discretion, to our shareholders. We do not forecast any share repurchases in 2018.

We anticipate capital expenditures of approximately $1.7 billion this year, versus $1.5 billion in 2017. The projected increase is driven by higher investments to support RRP capacity expansion.

(SLIDE 31.)

In conclusion, our robust business performance in 2017 underscored the enormous promise of reduced-risk products, the enduring strength of our combustible product portfolio and the commitment of our employees to lead the transformation of our industry.

We recorded strong full-year currency-neutral adjusted financial results, highlighted by our highest annual net revenue growth, excluding currency and acquisitions, since our spin-off in 2008.

IQOS is performing exceptionally, demonstrating the importance of our investments and our ability to transfer and apply learnings across markets. We estimate that over 4.7 million adult consumers around the world have already stopped smoking and made the change to IQOS.

To support our business transformation, we have reorganized into six Regional segments, up from the previous four, effective January 1st. This change aims to enhance our executional focus and our ability to exploit business opportunities in an accelerated manner.

The outlook for our business remains strong. Our 2018 EPS guidance reflects a growth rate of approximately 7% to 10%, excluding currency, compared to adjusted diluted EPS of $4.72 in 2017. This includes significant incremental investments behind RRPs, as outlined earlier. Our guidance including currency reflects a growth rate of approximately 10% to 13%, also compared to adjusted diluted EPS of $4.72 last year.

(SLIDE 32.)

Thank you. Martin and I are now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team.

As a reminder, we will begin reporting results based on our new regional structure as of the first quarter of 2018. We plan to provide three years of historical data reflecting the new structure by the end of March.

Thank you again and have a nice day.